Exhibit 10.01

EXCLUSIVE LICENSE AGREEMENT

This agreement (“Agreement”) is dated the 5th day of 2007 by and between:

GOLDEN SPIRIT ENTERTAINMENT LTD., with its head office located at 1288 Alberni Street, Suite 806, Vancouver, British Columbia, V6E4N5, (hereinafter “Owner”),

AND,

GOLDEN SPIRIT ENTERPRISES, LTD. with its head office located at:  1288 Alberni Street, Suite 806, Vancouver, British Columbia, V6E 4N5,

(hereinafter “Distributor”).

WHEREAS, Owner owns or controls the rights granted herein respecting the motion picture entitled “ THE CABIN ” based on a screenplay written by Keir MacPherson and Kaelen Green, produced by May Joan Liu and Maurice Smith, and with a continuous running time of approximately Ninety (90) Minutes (the “Picture”).

AND WHEREAS, the parties hereto desire to enter into a distribution agreement respecting the commercial exploitation, distribution and licensing of the Picture, upon the terms and conditions herein contained.

NOW THEREFORE, it is mutually agreed by the parties hereto as follows:

1.

GRANT OF RIGHTS, TERM

1.1

Subject to the terms and conditions hereof, Owner hereby grants to Distributor, for the term of Five (5) years from the date of execution of this Agreement (the "Initial Term"), the sole and exclusive right, license and privilege to  grant licenses for the use of the rights to the Picture in the Territory in any and all media, formats, gauges and languages whether known or hereafter devised (“Rights”) including, without limitation, all theatrical, home video, television, multi-media, internet, interactive, CD-Rom, allied, subsidiary and all incidental rights therein and thereto throughout the entire universe, including USA (the "Territory"). All Rights in the Picture granted in the Agreement throughout the Term in the Territory shall be held by, and in the name of Distributor. All Rights granted under this Agreement shall vest in Distributor as of the date of execution of this Agreement, are irrevocable and shall remain vested in Distributor and its successors or assigns whether this Agreement is terminated, in whole or in part, for any reason whatsoever and Owner shall not be entitled to injunctive or other equitable relief. The Picture has been produced at the sole cost, expense, and risk of Owner (or its principals). Distributor shall in no event be obligated for the cost of production of the Picture or any part thereof or any payments to third parties in connection with the production or distribution of the Picture or the cost of any of the items to be delivered hereunder unless specifically stated to the contrary.  Notwithstanding the foregoing, neither Owner nor Distributor nor any of their sub-distributors and/or licensees shall permit the Picture to be released, exhibited, distributed and/or exploited over the Internet and/or worldwide web (except for advertising and promotion of the Picture, but not for as such term is customarily defined in the motion picture and internet industries) unless said release, exhibition, distribution and/or exploitation is subject to a technology that restricts access to the Picture from the Territory such that any such distribution will not encroach upon Owners’ and/or Distributor’s rights and/or impact upon Owners’ and/or Distributor’s contractual obligations to their licensees, distributors and exhibitors, and/or infringe upon any of Owners’ and/or Distributor’s rights in and to the Picture.

1.2

The Initial Term of this Agreement shall be automatically extended for an additional period of Five (5) years (the “Extension Term”) if the “Gross Receipts” (as defined herein) accruing during the Initial Term from the exploitation of the Picture equal or exceed in the aggregate, the sum of Five Hundred Thousand Dollars (US$ 500,000).

2.     DISTRIBUTION EXPENSES

Distributor shall, in Distributor’s sole discretion, have the right to expend and pay for up to Twenty Five Thousand Dollars (US $25,000) during the Term in initial “Distribution Expenses” (such as term is defined in paragraph 6.1 herein below)

3.

DISTRIBUTION FEES

3.1

Distributor will be entitled to and shall receive a fee of Twenty Five percent (25%) from the gross amounts of all sales or distribution deals made throughout the entire universe with the exception of the United States which fee shall be Twenty Percent (20%), (hereafter referred to as the “Distribution Fee”). Notwithstanding the foregoing, if and to the extent that Distributor desires to use a sub-distributor, sub-agent and/or sub-licensee to sell, license, distribute the Territory Rights to one or more distributors, then Distributor may increase the Distribution Fee an additional ten percent (10%), provided that Distributor receives Owner’s prior written approval for such increase.

3.2

For the purpose of this Agreement, “Gross Receipts” shall mean all amounts actually received by or credited to the account of Distributor, from the exploitation of the Rights to the Picture in the Territory without any deductions therefrom

3.3

To the extent that any Gross Receipts are received by or credited to Distributor or to Owner following the expiration of the Term (“Post Term Gross Receipts”), Distributor shall be paid Distributor’s Distribution Fee and Distributor’s Distribution expenses (if any) from such Post Term Gross Receipts in accordance with the terms and conditions of this paragraph, paragraph 9 and this Agreement.

4.

EXPENSES

4.1

Distributor will be responsible for its own overhead operating expenses including office overhead incurred in connection with its fulfilling its obligations under this Agreement (it being agreed that such overhead expenses do not include “Distribution Expenses” as defined herein below).

5

DISTRIBUTION EXPENSES

5.1

For the purposes herein, “Distribution Expenses” means any and all third party costs and expenses specifically incurred by Distributor in connection with Distributor’s sales, licensing, leasing, distributing, advertising, promoting, publicizing, servicing and exploitation of the Picture in all media now known or hereafter devised in the Territory.

6.

REPRESENTATIONS AND WARRANTIES AND COPYRIGHT REGISTRATION OF THE PICTURE:

6.1

Owner warrants and represents to Distributor that: Owner has the absolute right to grant to Distributor, all of the rights and privileges granted to Distributor hereunder; that Owner will, upon completion of the production of the Picture, own or control all rights of every kind and nature in and to the Picture, and all music and performances contained therein; that all payments have been (and/or shall be) made with respect to the contracts relating to the production of the Picture; that the distribution or exploitation of the Picture will not, to the best of Owner’s knowledge, infringe upon or violate the rights of privacy or publicity of, or constitute a libel or slander against, nor infringe upon or violate any common law rights, rights of copyright, trademark, rights of publicity or any other rights whatsoever of, any person, firm or corporation; that the Picture and all rights therein and thereto which are granted to Distributor hereunder are and will remain free and clear of any liens, encumbrances, claims or litigation whatsoever; that no rights have been or will be granted to any third party by Owner or anyone else which would or might interfere with or derogate from the exercise by Distributor of the rights granted to Distributor hereunder; that Distributor shall quietly and peacefully enjoy all of the rights granted to Distributor hereunder  and has not and will not grant to any third party any of the rights granted to Distributor herein while this Agreement remains in force and effect ; that Owner will furnish to the distributors of the Picture all materials necessary to effect delivery of the Picture in the applicable country of the sale.

6.2

Distributor warrants to Owner that no material added by Distributor to the Picture pursuant to Distributor’s rights hereunder will infringe upon or violate the rights of privacy or publicity or, or constitute a libel or slander against, nor infringe upon or violate any common law rights, rights of copyright, trademark, rights of publicity or any other rights whatsoever of, any person, firm or corporation.

7.

DISTRIBUTION OF GROSS RECEIPTS

7.1

Distributor shall withhold from Gross Receipts the following items in the following order:

a)

the Distribution Fees which shall be paid to Distributor; and thereafter from all remaining Gross Receipts;

b)

any approved advance paid by distributor

c)

the Delivery Materials Expenses, if applicable, which shall be paid to Distributor; and thereafter from all remaining Gross Receipts;

d)

all Distribution Expenses which shall be paid to Distributor, not to exceed Twenty Five Thousand Dollars ($25,,000) for the Term; and thereafter;

e)

all remaining Gross Receipts shall be paid to Owner (“Owner’s Share of Gross Receipts”).

8.

ACCOUNTING:

8.1

Distributor agrees to forward to Owner a written statement ("Statement") in reasonable detail with respect to the Picture for each of the following periods of time ("Accounting Periods"): (a) quarterly for the first two (2) years thereafter, (b) semi-annually for the next three (3) years thereafter, and (c) annually thereafter.  All Statements shall be sent not later than thirty (30) days after the end of the respective Accounting Period and shall be accompanied by all sums due to Owner thereunder.

All sums due to Owner hereunder shall be paid in U.S. Dollars, and if converted from another currency, shall be converted at the exchange rate prevailing on the date such payment is made to Distributor.  All costs of currency conversion, banking charges, permit fees and transmittal costs with respect to Owner's share of Gross Receipts shall be paid by Owner, but only to the extent that same are not deducted above as Distribution Expenses.

 Distributor agrees to maintain records of all transactions made by Distributor with and for the Picture. Each Statement shall become final and binding on Owner and Owner shall neither have nor make any claim against Distributor with respect to such Statement unless within one (1) year of the receipt thereof, Owner advises Distributor in writing of any objection to it, setting forth the basis for such objection.  Distributor shall have no obligation to furnish Statements as provided for herein in any Accounting Period for which no additional monies are due Owner hereunder; provided, however, that Distributor shall in any event furnish Statements as provided for herein for each Accounting Period for a period of two (2) years from the date hereof, and annually thereafter, upon written request of Owner.

Distributor agrees that Owner may, once during each one (1) year period in which sums are payable to Owner hereunder, but only once with respect to any Statement rendered hereunder, audit Distributor's books and records and make extracts and copies thereof for the purpose of determining the accuracy of Distributor's Statements rendered to Owner.  All audits shall be made during regular business hours upon reasonable notice, and shall be conducted on Owner's behalf by an independent Certified Public Accountant. Each examination shall be made at Owner's own expense at Distributor's regular place of business where the books and records are maintained and shall not exceed thirty (30) days.

The relationship between Owner and Distributor hereunder with respect to the payment of Owner's share of Gross Receipts is one of creditor-debtor, and in no event shall Distributor be deemed to be a fiduciary, pledgeholder or trustee with respect thereto.

Owner acknowledges that Distributor has not made any representation of the amount of Gross Receipts, if any, that will be obtained from Distributor's distribution and exploitation of the Acquired Rights.

9.

ANCILLARY RIGHTS AND INCIDENTAL RIGHTS:

9.1

Use Distributor's name, corporate logo (i.e. “Golden Spirit Enterprises”) and trademark on the positive prints and any and all videotape versions and/or formats of the Picture and in trailers thereof, and in all advertising and publicity relating thereto, in such a manner, position and form as Distributor may elect.  Distributor shall also have the right to indicate on all positive prints and any and all videotape versions and/or formats of the Picture and in all trailers and other advertising and publicity that it or one or any of its sub-licenses is the Distributor of the Picture, in such manner and position as it shall determine; and,

9.2

Assert, prosecute, handle and settle in any and all parts of the Territory, all claims or actions or causes of action against any and all claims or actions or causes of action against any and all persons for the unauthorized or illegal use, copying, reproduction, release, distribution, exhibition, or performance of the Picture or any part or versions thereof, or of the literary, dramatic or musical material upon which it is based or which is used therein, or any part or version thereof, or for the enforcement or protection of all or any rights herein granted or purported to be granted to Distributor, together with full and complete authority and power of attorney in the name of Owner or otherwise, to do all or any of the foregoing, and to execute, acknowledge, verify and deliver any and all consents, documents, releases or other papers or documents of any kind pertaining thereto or any thereof in the name of, or on behalf of, Owner.

10.

GENERAL

10.1

Nothing in this Agreement will be construed so as to create an employer-employee relationship between the parties.  It is expressly understood that the parties are independent contractors and no employment or partnership of any kind is intended between the parties. Owner acknowledges that all material terms and conditions herein are and shall remain confidential and Owner warrants and represents to Distributor that Owner shall not circulate, reproduce and/or distribute copies of this Agreement or discuss or reveal its contents in whole or in part, to any third party without Distributor’s prior written approval

10.2

Any demand, notice of other communication (“Communication”) required or permitted to be given in connection with this Agreement will be given in writing and may be given by personal delivery, by registered mail or by facsimile addressed to the recipient at the address noted on the first page of this Agreement, or such other address as may be designated by notice by any party to the other in accordance with this Agreement.

10.3

Any Communication given by personal delivery will be conclusively deemed to have been given on the day of its delivery provided it is received during regular business hours on a business day or otherwise on the next business day and, if given by mail, on the fifth (5th) day following its deposit in the mail and, if given by facsimile, on the day of its transmittal provided it is received during regular business hours on a business day or otherwise on the next business day.

10.4

This Agreement constitutes the entire agreement between the parties, may not be modified except by a written instrument signed by both parties and supersedes and replaces all previous agreements, understanding, negotiations and representations between the parties.

10.5

No waiver by either party of any breach hereof shall be deemed a waiver of any preceding or succeeding breach hereof.  All of Owner's and Distributor's rights and remedies (unless provided herein to the contrary) shall be cumulative.  The exercise by either party of rights or remedies (at law or in equity) under any one provision hereof shall not be deemed an election of remedies.

10.6

Owner shall be entitled to all remedies and rights available in a court of law in the event of a breach of a representation, warranty or agreement by Distributor.  Notwithstanding the foregoing, it is hereby acknowledged and agreed that the Rights granted to Distributor hereunder are of special, unique, unusual, extraordinary, and intellectual character, giving them peculiar value, the loss of which cannot be adequately compensated in damage in an action at law, and a breach hereof by Owner of any of the provisions hereof would cause Distributor irreparable injury and damage.  Accordingly, in the event of a breach by Owner of the provisions hereof, Distributor shall be entitled to specific performance and injunctive relief and such other equitable relief which may be appropriate.  Distributor's resort to such equitable relief shall not be construed as or be deemed to be a waiver of any other rights or remedies to which Distributor may be entitled at law for damages or otherwise. Unless expressly provided to the contrary herein, Owner shall have no right to cancel, revoke, rescind or terminate this Agreement or any term hereof or to interfere by writ, injunction or other legal process with the distribution, advertising, publicizing, exhibition or other exploitation of the Picture.  Owner's sole remedy in the event of a breach hereof by Distributor shall be an action at law for damages, if any.  No action or omission of Distributor shall constitute a breach of this Agreement unless Distributor shall fail to cure same within twenty (20) days after Distributor's receipt of written notice from Owner setting forth in detail the nature of said breach.

10.7

Each party shall perform any act and execute and deliver any document reasonably required to carry out the terms of this Agreement in accordance with its true intent and meaning.

10.8

This Agreement may be executed in counterparts and by facsimile transmission.

10.9

Except as otherwise provided herein, this Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of each of the parties hereto.  Distributor may assign this Agreement and its rights hereunder to a company of which May Joan Liu is the principal of operations.  Any controversy or claim arising out of or relating to this Agreement shall be resolved by binding and expedited arbitration in Los Angeles, California under the rules of the American Arbitration Association.   If those rules do not exist, Owner and Distributor hereby consent to the jurisdiction of the State and/or Federal Courts in the County of Los Angeles, California.

10.10

In the event that any terms, conditions, covenant, agreement, requirement or provision herein contained shall be held by any court of competent jurisdiction to be unenforceable, illegal, void or contrary to public policy, such terms, conditions, covenant, agreement, requirement or provision shall be of no effect whatsoever upon the binding force or effectiveness of any of the other terms or conditions hereof, it being the intention and declaration of the parties hereto that had they, or either of them, known or such unenforceability, illegality, invalidity or contradiction to public policy, they would have entered into a contract, each with the other, containing all of the other terms, conditions, covenants, agreements, requirements and provisions hereof.

IN WITNESS WHEREOF, the parties hereto have set their hand and seals as of the date and year first above written.

GOLDEN SPIRIT ENTERTAINMENT

GOLDEN SPIRIT ENTEPRISES LTD.

LTD.   (“Owner”)

(“Distributor”)

By:   /s/: “ May Joan Liu”

By:  /s/: “ Robert Klein “

Title:  President

Title:  President

Date:  March 5, 2007

Date:  March 5, 2007.

SCHEDULE “A”

List of materials, available to be delivered by the Owner, to the Licensee

1.

 One (1) master, DIGITAL BETACAM, PAL, of the Picture with trailer of the Picture at the head end. Closed captioned video master (4x3 1: 33: 1 full frame aspect ratio). The master must have the composite mixed sound track on Track 1 and 2 and the M & E Tracks on Track 3 and 4. Textless material located at: 60 after end of program material.

1. b)

One (1) master, DIGITAL BETACAM, PAL, ORIGINAL FORMAT of the Picture with trailer of the Picture at the head end. The master must have the composite mixed sound track on Track 1 and 2 and the M & E Tracks on Track 3 and 4. Textless material located at: 60 after end of program material.

The digital betacam must be broadcast quality meeting all SMPTE standards. A format or standard conversion master is not acceptable.

2.

One (1) master, DIGITAL BETACAM, NTSC, of the Picture with trailer of the Picture at the head end. Closed captioned video master (4x3 1: 33: 1 full frame aspect ratio). The master must have the composite mixed sound track on Track 1 and 2 and the M & E Tracks on Track 3 and 4. Textless material located at: 60 after end of program material.

2. b)

One (1) master, DIGITAL BETACAM, NTSC, ORIGINAL FORMAT of the Picture with trailer of the Picture at the head end. The master must have the composite mixed sound track on Track 1 and 2 and the M & E Tracks on Track 3 and 4. Textless material located at: 60 after end of program material.

The digital betacam must be broadcast quality meeting all SMPTE standards. A format or standard conversion master is not acceptable.

3.

 Textless background of front and end titles of credits and for any other part of the Picture as required by Distributor on Digital Betacam, PAL and NTSC formats.

4.      M & E (music and effects) tracks of the Picture and the trailer of the Picture.

5.     Music cue-sheets of the Picture and the trailer of the Picture

6.     Dialogue list(s) in English of the Picture and the trailer of the Picture in hard copy and digital format.

7.    Color & B/W stills, twenty-five (25) each, with marked (name of all actors and personnel in the Picture and personnel providing services for the Picture and their roles and/or services in the Picture) and contact sheets, for each and all digital images of above.

8.

A  MPAA rating of no less restrictive than “R” for the Picture

9.

A Certificate of Origin for the Picture

10.

All suitable background material for DVD release.